Exhibit 10.50
EMPLOYMENT AGREEMENT
     THIS AGREEMENT made and entered into this the 28th day of March 2008, by and between Kenneth C. Foster (“Employee”), a citizen and resident of Davie County, North Carolina, and Triad Guaranty Inc., its subsidiaries and affiliates (collectively referred to as “Company”);
     WHEREAS, Employee is currently employed by the Company as Executive Vice President of Company; and
     WHEREAS, by the execution of this Agreement, Employee will resign as an officer of the Company effective June 30, 2008; and
     WHEREAS, effective as of June 30, 2008, Employee’s status as a full-time employee of the Company will cease, but Employee shall remain employed by the Company as a permanent part-time employee from July 1, 2008 through June 30, 2010; and
     WHEREAS, Company and Employee mutually acknowledge that the Employment Agreement dated June 14, 2002 (the “Prior Agreement”) is terminated as a result of such change in employment status and that neither the Employee nor Company has any obligations or rights under the Prior Agreement; and
     WHEREAS, in consideration of the mutual covenants hereinafter contained and the compensation Company agrees herein to pay Employee, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
I.
     Employee hereby resigns as an officer of Company effective June 30, 2008.

II.
     Employee and Company mutually agree that the Prior Agreement is terminated effective as of June 30, 2008 as a result of Employee’s change in employment status and that neither Employee nor Company has any obligations or rights under the Prior Agreement. This Agreement supersedes and replaces the Prior Agreement and any other understandings or arrangements (whether written or oral) between Company and Employee with reference to the employment of Employee by Company. Without limiting the foregoing, Employee agrees that this Agreement satisfies any rights he may have previously had under the Prior Agreement.
III.
     In consideration of Employee’s execution of this Agreement, Company will provide Employee the following benefits:
     Upon the expiration of the seven (7) day period described in Section XIII (c) of this Agreement (the “Effective Date”), Company will be obligated to pay Employee as follows:
1.	Beginning July 1, 2008 and continuing until June 30, 2010, unless terminated earlier for “Cause “ as defined herein (“Term”), Company may request and Employee agrees to work up to ten (10) days per calendar month upon reasonable notice and at mutually convenient times. All such work requested shall be of a comparable nature to work which has been, or is currently being, performed by Employee for Company. During the Term, Employee shall at all times be treated on the books and records of Company as a common law employee of Company.

2.	Beginning July 1, 2008 and continuing until the end of the Term, Employee will be paid for his services performed pursuant to the terms of this Agreement Twenty Thousand and no/100 dollars ($20,000.00) per month. These sums will be paid on semi-monthly pay periods as the Company’s usual practice. All payments will be subject to required federal and state withholding.

     Employee and/or his family will be entitled to COBRA benefits, as eligible, under the Company’s medical and dental plans beginning July 1, 2008. Company will subsidize the expense for eighteen (18) months such that Employee will pay the same amount as other employees with similar benefits.
     Employee will be entitled to convert his group life insurance policy to an individual policy, which said individual policy will be paid for solely by Employee and with no contribution from Company beginning July 1, 2008.
     Employee may continue to participate during the Term in the Company’s tax-qualified 401(k) retirement plan, subject to the terms and conditions of such plan. Any pre-tax salary reduction contributions made by Employee to the 401(k) plan during the Term will be made with respect to the compensation set forth in Section III. 2.
     Employee’s participation in the Flexible Spending Account, if any, ends on June 30, 2008 unless he continues under medical COBRA. If continuing under medical COBRA, the Flexible Spending Account will terminate on the earlier of December 31, 2008, or the termination of medical COBRA.
IV.
     Employee specifically acknowledges and agrees that he is not eligible to participate in the following Company benefit plans, programs and arrangements after June 30, 2008:
1.	Short term disability insurance

2.	Long term disability insurance

3.	Medical and dental benefits (except as noted in III above)

4.	Employee Stock Purchase Plan

5.	Flexible spending accounts (except as noted in III above)
V.
     Other than the payments and benefits provided for in Section III above, Company shall have no obligation to make any payments to or for the benefit of Employee or to provide any benefits of any kind available to employees of Company, and Employee expressly releases Company of and from any obligation to make any other payments or provide any benefits related to his employment by Company; provided, however, that this Agreement will not effect equity-based benefits (e.g., restricted stock awards) which will continue to vest after June 30, 2008 until the end of the Term. Employee specifically acknowledges and agrees that he is not entitled to receive any severance benefits under any Company policy or program as a result of his change in employment status pursuant to this Agreement.
VI.
     Company may terminate this Agreement and Employee’s remuneration hereunder at any time for Cause. As used herein, “Cause” shall mean:
1.	A material breach by Employee of Employee’s duties and obligations hereunder, including but not limited to gross negligence in the performance of Employee’s duties and responsibilities or the willful failure to follow the directions of the Board of Directors of Company (“Board”); provided Employee shall be entitled to reasonable notice of, and if feasible a reasonable opportunity to cure, any such breach;

2.	Willful misconduct by Employee which in the reasonable determination of the Board may be materially injurious to the reputation or business of the Company;

3.	Any act of fraud, material misappropriation or other dishonesty by Employee; or

4.	Employee’s conviction of a felony.
VII.
     Employee agrees that he will not buy, sell or trade in Company stock, without written permission from Company, until January 1, 2011.
VIII.
     During the Term of this Agreement and for a period of one (1) year after the termination of this Agreement by Company or Employee, Employee shall not, either as an individual on his own account; as a partner, joint venturer, employee, agent, or salesman for any person; as an officer, director or stockholder (other than a beneficial holder of not more than 5% of the outstanding voting stock of a company having at least 250 holders of voting stock) of a corporation; or otherwise, directly or indirectly:
1.	Solicit, recruit or hire any person who is, or has been during the preceding six (6) months, an employee or agent of the Company, either now or during such period, for employment in the private mortgage insurance business or any other credit enhancement business or for the purpose of soliciting or attempting to solicit any of the Company’s customers or prospective customers as prohibited by subsection 2 below.

2.	Solicit, directly or indirectly, any of the Company’s then current or prospective customers with whom Employee has had substantive business communications as an employee of Company with the intent and purpose to sell or provide to such customers the same or similar products or services which Employee sold or provided to such customers during the term of his employment with Company.

3.	Engage as a consultant to, or employee or agent of, any mortgage insurer or other mortgage service provider which competes, directly or indirectly, with the Company in the provision of private mortgage insurance in the United States
     Employee and the Company agree and acknowledge that the Company does business on a nationwide basis, with customers located throughout the United States, and that any breach by Employee of the restrictive covenants contained herein would immeasurably and irreparably damage the Company. Employee and the Company agree and acknowledge that the duration, scope and geographic areas applicable to the restrictive covenants in this Section VIII are fair, reasonable and necessary to protect legitimate business interests of the Company and that adequate compensation has been received by Employee for such obligations.
IX.

     This Agreement and Employee’s employment hereunder shall terminate immediately upon Employee’s death. In such event, the Employee’s beneficiary will have all rights and privileges as set forth in the 1993 Long Term Stock Incentive Plan and the 2006 Long Term Stock Incentive Plan with respect to exercising Employee’s stock options.
X.
     (a) Employee, for himself and his heirs, executors, administrators, successors, and assigns (collectively referred to hereafter in this Agreement as “Releasors”) does hereby release, acquit and forever discharge Company, together with any affiliated or subsidiary corporations, and their respective present and former officers, directors, employees and agents (collectively referred to hereafter in this Agreement as “Releasees”), and their respective executors, administrators, successors, and assigns of and from all claims whether or not previously asserted against Releasees arising from or relating to Employee’s employment with Company up to and including the date of the execution of this Agreement. This release specifically includes all claims by or on behalf of Releasors against Releasees, together with any and all claims, which might have been asserted by or on behalf of Releasors against Releasees in any suit, claim or charge on account of any matter or things whatsoever arising from or relating to Employee’s employment with Company up to and including the date of the execution of this Agreement. Releasors further agree that they will not institute or be a party to, whether directly or indirectly, any civil action against Releasees under any federal, state or local authority or any common law theory (whether founded in tort or in contract), including but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans With Disabilities Act, the North Carolina Handicapped Persons Protection Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, or any similar legislation, constitutional provision, executive order or regulation, or any common law theory (whether founded in tort or contract) in connection with any act, state of facts, or occurrence or omission, whether or not previously asserted, either occurring before or existing on the date of the execution of this Agreement; provided, however, that this release does not include actions brought by Releasors to enforce the terms of this Agreement, including Releasor’s right to compensation and other benefits to which Releasor is entitled under this Agreement, or to secure benefits under any other employee benefit plan or program of Company relating to Employee’s participation is such plan or program through June 30, 2008 or thereafter pursuant to the terms of this Agreement, or to seek indemnification under Company’s bylaws or other corporate governance documents, or to seek worker’s compensation or unemployment compensation benefits.
     (b) It is understood that the benefits provided hereunder by Company to Employee are in excess of benefits which would be provided to him in the absence of the release of claims contained herein. Employee acknowledges such substantial and additional consideration and further acknowledges that he has received sufficient consideration for his execution of this Agreement specifically including, but not limited to, the release of claims contained herein.
     (c) In the event of the initiation of any proceeding by Releasors against any of Releasees asserting a claim released by this Section X (with the exception of a claim under the ADEA or OWBPA), Releasees shall be entitled to plead this release in bar to any such claim and to assert a counterclaim against any such Releasors alleging breach of this Agreement. Releasors shall indemnify and hold harmless Releasees of and from any and all loss or damage whatsoever, costs, direct and indirect, and attorneys’ fees incurred in the defense of such proceeding and prosecution of counterclaim.
     (d) In the event that Releasors bring a proceeding against any of Releasees asserting an ADEA or OWBPA claim released by this Section X, Releasees will be entitled to offset any recovery by amounts already paid under this Agreement or by the amount of the Plaintiff’s total recovery, whichever is less. In the event that Releasees prevail in such an action, Releasees will be entitled to any and all remedies provided by law.
XI.

     Employee agrees to fully cooperate with Company in assisting in the defense of any existing or future charges, claims, demands, complaints or law suits filed against Company that involve facts or decisions in which he had input or knowledge.
XII.
     Employee acknowledges and agrees that he will never disclose to anyone any of Company’s trade secrets or confidential or proprietary information.
XIII.
     Employee agrees that he has read and understands this Agreement and specifically acknowledges the following:
     (a) That he has been given at least twenty-one (21) days in which to consider this Agreement;
     (b) That he is advised in writing that he has the right and may consult with an attorney before executing this Agreement and acknowledges that he has had the opportunity to consult with an attorney;
     (c) That he has seven (7) days following his execution of this Agreement to revoke this Agreement. To revoke this Agreement, Employee should advise Company, and specifically Earl F. Wall, General Counsel, in writing of his decision to revoke it at or before the conclusion of the seven (7) day period;
     (d) That he recognizes that he is specifically releasing, among other claims, any claims under the Age Discrimination in Employment Act of 1967 and all amendments thereto;
     (e) That he is not waiving rights or claims that may arise after the date that this Agreement is executed.
XIV.
     Employee represents that no promise, inducement or agreement not herein expressed has been made to him, and that this Agreement is the entire agreement between the parties hereto.
XV.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
XVI.
     (a) In the event of a breach or alleged breach of the Agreement by Company, Employee’s sole remedy shall be to institute an action for breach of this Agreement and damages therefor or specific performance of this Agreement. In the event that Employee prevails in an action against Company for a breach or alleged breach of this Agreement, he shall be entitled to reimbursement from Company of his reasonable attorneys’ fees and costs together with such other legal and equitable relief as the court shall allow. Such reimbursement shall be made within thirty (30) days following final resolution, in favor of Employee, of the dispute or occurrence giving rise to such fees and expenses.
     (b) In the event of a breach of this Agreement by Employee (with the exception of an action brought under the ADEA or the OWBPA, as set forth in Paragraph X), Company shall be entitled to immediately cease any further payments to or for the benefit of Employee and to demand the return of all payments made after June 30, 2008. In the event that Company institutes legal action against Employee on account of a breach or alleged breach of this Agreement (with the exception of an action brought under the ADEA or the OWBPA, as set forth in Paragraph X), Company shall be entitled to recover all amounts paid pursuant to this Agreement to which Employee was not entitled in the absence of this Agreement and to recover its attorneys’ fees and costs together with such other legal and equitable relief as the court shall allow.
     (c) In the event that employee brings claims under the ADEA or the OWBPA, the Company’s rights against Employee will be limited as set forth in Paragraph X.
XVII.
     Employee will not, directly or indirectly, make or publish any disparaging remarks to anyone (specifically including but not limited to parties with a business relationship with Releasees) about or regarding any of Releasees and Company will not make disparaging remarks, directly or indirectly to anyone about or regarding Employee. In addition, Employee shall maintain the terms and existence of this Agreement in strict confidence; provided, however, Employee may advise his wife, and his tax, legal and financial advisors of this Agreement on the condition that they agree to maintain confidentiality as if they were a party to this Agreement.
XVIII.
     Employee acknowledges that he has carefully read this Agreement and knows and understands its contents. Employee further certifies that his signing of this Agreement acknowledges his intent to be bound by the provisions of this Agreement.
XIX.
     The Parties agree that if any provision or part of this Agreement is deemed to conflict with superseding federal or state law, such provision or part shall be deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.
XX.
     This Agreement shall be construed in accordance with the laws of the state of North Carolina.
XXI.
     (a) Employee represents that, as of the date of execution of this Agreement, he has not filed with any agency or court any complaint or lawsuit against any of the Releasees, and to the best of his knowledge, has no claim, cause of action or rights of actions against the Company arising out of or in any way connected with his employment with the Company.
     (b) Company represents that, as of the date of execution of this Agreement, Company has not filed with any agency or court any complaint or lawsuit against Employee and, to the best of its knowledge, has no claim, cause of action or rights of actions against Employee arising out of or in any way connected with his current employment with Company.
XXII.

     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
XXIII.
     The recitals to this Agreement shall be a part of this Agreement.
     This the 28th day of March, 2008.

/s/ Kenneth C. Foster		(SEAL)
Kenneth C. Foster

TRIAD GUARANTY INC. on behalf of itself, its subsidiaries and affiliates
By:	/s/ Mark K. Tonnesen

ATTEST
/s/ Earl F. Wall
Secretary